Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

December 18, 2008

Vonage Holdings Corp.

23 Main Street

Holmdel, NJ 07733

Vonage Holdings Corp.

Registration Statement on Form S-3 Relating to Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Vonage Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (Registration No. 333-154974) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of (a) 62,068,966 shares (subject to adjustment, as provided in the Note Purchase Agreement (as defined below)) (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable upon conversion of the Company’s 20% Senior Secured Third Lien Notes due 2015 (the “Notes”), and (b) 4,000,000 shares (the “Registration Shares,” and, together with the Conversion Shares, the “Shares”) of Common Stock held by the selling shareholders identified in the prospectus (the “Prospectus”) forming a part of the Registration Statement. The Notes were issued under the Note Purchase Agreement (as defined below). In connection with the offer and sale of the Notes, the Company entered into a Registration Rights Agreement, dated as of October 19, 2008 (the “Registration Rights Agreement”), by and among the Company, Vonage America Inc., and the guarantors and the purchasers named therein, providing for the registration of the Shares under the Securities Act. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement.

Vonage Holdings Corp.

(b)	The Prospectus.

(c)	The Restated Certificate of Incorporation and the Second Amended and Restated By-Laws of the Company filed with the Secretary of State of the State of Delaware.

(d)	The Third Lien Note Purchase Agreement, dated as of October 19, 2008 (the “Note Purchase Agreement”), among the Company, Vonage America Inc., and the Guarantors and the Purchasers named therein.

(e)	The Notes.

(f)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (1) the Conversion Shares have been duly authorized, and when the Conversion Shares are issued upon conversion of the Notes in accordance with the terms of the Note Purchase Agreement and the Notes, the Conversion Shares will be validly issued, fully paid and non-assessable; and (2) the Registration Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Vonage Holdings Corp.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully yours,

/s/ SHEARMAN & STERLING LLP

JSS/FJE/MFM/CAR/CK/TIR

AES